Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2007, except for stock split disclosures in Notes A and J, as to which the date is May      , 2007, the April 15, 2007 subsequent event item in Note I, as to which the date is April 15, 2007, and the pro forma shareholders’ equity (deficit) disclosure in Note A, as to which the date is April 15, 2007, accompanying the consolidated financial statements of TomoTherapy Incorporated and Subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Financial Accounting Standards Board Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable) contained in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-140600) and Prospectus, which will be signed upon consummation of the transaction described in Note J to the consolidated financial statements. We consent to the use of the aforementioned report in Amendment No. 5 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/  Grant Thornton LLP

Madison, Wisconsin
April 25, 2007